Exhibit 23.3

CERTIFIED PUBLIC ACCOUNTANTS

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 28, 2013 and March 28, 2012 (except for Note 15 as to which the date is March 28, 2013), with respect to the combined financial statements of Marex Group, Inc. and FileBound Solutions, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Upland Software, Inc. for the registration of shares of its common stock.

/s/ Blackman & Associates, P.C.

Omaha, Nebraska

September 4, 2014

17445 Arbor Street, #200    •    Omaha, Nebraska 68130    •    Ph (402) 330-1040    •    Fax (402) 333-9189